Exhibit 10.4

BAKER HUGHES INCORPORATED

PERFORMANCE AWARD AGREEMENT

January 1, 2004

Name
Grantee

Date of Grant:
Number of Target Shares:
Expiration Date:	December 31, 2006

GRANT OF PERFORMANCE AWARD

     The Compensation Committee (the “Committee”) of the Board of Directors of Baker Hughes Incorporated, a Delaware corporation (the “Company”), hereby grants to you, the above-named grantee, a performance award which shall entitle you to receive shares of the Company’s Common Stock, $1.00 par value per share (the “Common Stock”), pursuant to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan (the “Plan”), on the following terms and conditions:

     Under this Performance Award Agreement (this “Agreement”), you will have an opportunity to earn shares of Common Stock based upon the Company’s total shareholder return for the Performance Period (as that term is defined below) as compared with the total shareholder returns of the companies whose securities comprised the Morgan Stanley Oil Services Index traded on the Chicago Board Options Exchange on December 31, 2003 (the “Oil Services Index Companies”).

     If (a) the Company’s total shareholder return for the three-year period ending December 31, 2006 (the “Performance Period”), equals or exceeds the median of the total shareholder returns of the Oil Services Index Companies for the Performance Period, (b) a Change in Control of the Company has not occurred on or before December 31, 2006, and (c) you remain in the active employ of the Company and/or one or more wholly-owned subsidiaries of the Company through the last day of the Performance Period, then the Company shall issue to you that number of shares of Common Stock equal to (x) the number of shares of Common Stock set forth above as the “Number of Target Shares” for your performance award, multiplied by (y) the applicable “Percentage Target Earned” factor specified in the table below.

Percentile Rank of the Company’s Total Shareholder Return for	Percentage
the Performance Period as Compared to the Total Shareholder	Target
Returns of all Oil Services Index Companies	Earned
95th Percentile or more	200%
85th Percentile or more, but less than 95th Percentile	150%
80th Percentile or more, but less than 85th Percentile	125%
70th Percentile or more, but less than 80th Percentile	100%
65th Percentile or more, but less than 70th Percentile	75%
55th Percentile or more, but less than 65th Percentile	50%
50th Percentile or more, but less than 55th Percentile	25%
Less than 50th Percentile	0%

     If (a) the Company’s total shareholder return for the Performance Period is less than the median of the total shareholder returns of the Oil Services Index Companies for the Performance Period, and (b) a Change in Control of the Company has not occurred on or before December 31, 2006, then the award pursuant to this Agreement shall lapse and be forfeited as of December 31, 2006.

     Pursuant to Article 3 of the Plan, the Committee shall have the discretion to calculate three-year total shareholder returns for the Oil Services Index Companies, including the Company, and to determine the formula to achieve such calculations.

     Any Common Stock issued pursuant to this Agreement shall be issued as soon as reasonably practicable after December 31, 2006. You may not sell any shares of the Common Stock to be issued under this Agreement until such shares are delivered by the Company and you shall not have any of the rights of a stockholder with respect to such shares, including, without limitation, the right to vote such shares, the right to receive any cash or other dividends of any nature, or the right to exercise any other rights, powers or privileges of a holder of the shares, until such shares are issued by the Company.

     If a Change in Control of the Company occurs on or before December 31, 2006, your rights to a performance award under this Agreement will be determined as provided in the Terms and Conditions of Award Agreements (dated January 1, 2004) (the “Terms and Conditions”).

     Your performance award is granted pursuant to and governed by the terms of the Plan, this Agreement and the Terms and Conditions.

BAKER HUGHES INCORPORATED

Michael E. Wiley — Chairman & CEO

BAKER HUGHES INCORPORATED

TERMS AND CONDITIONS
OF
AWARD AGREEMENTS
(January 1, 2004)

1.	TERMINATION OF EMPLOYMENT. The following provisions will apply in the event your employment with the Company and all wholly-owned subsidiaries of the Company (collectively, the “Company Group”) terminates on or before December 31, 2006:

1.1	Termination Generally. If your employment with the Company Group terminates as a result of your retirement on or before December 31, 2006 or for any other reason other than those described in Sections 1.2 through 1.6 below, the performance award granted to you (the “Performance Award”) will be completely forfeited on the date your employment terminates.

1.2	Termination for Cause. If your employment with the Company Group terminates for Cause, the Performance Award will be completely forfeited on the date your employment terminates. Termination for Cause includes (without limitation) fraud, theft, embezzlement committed against the Company Group or any of its affiliated companies or a customer of the Company Group or any of its affiliated companies, or for conflict of interest, unethical conduct, dishonesty affecting the assets, properties or business of the Company Group or any of its affiliated companies, willful misconduct, or continued material dereliction of duties.

1.3	Potential or Actual Change in Control During 2004, 2005 or 2006.

(i)	Termination Without Cause or for Good Reason in Connection With a Potential Change in Control on or Before December 31, 2006. The Company will pay to you on or before ten (10) business days after the date your employment with the Company Group terminates cash in an amount equal to the Rank #1 Cash Amount (as that term is defined below) and thereafter the Company will have no further obligations to you pursuant to your Performance Award Agreement, if (a) the Company Group terminates your employment without Cause on or before December 31, 2006, prior to a Change in Control of the Company (whether or not a Change in Control ever occurs) and such termination is at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control of the Company or is otherwise in connection with or in anticipation of a Change in Control of the Company (whether or not a Change in Control ever occurs), or (b) you terminate your employment with the Company Group for Good Reason on or before December 31, 2006, prior to a Change in Control of the Company (whether or not a Change in Control ever occurs), and such termination or the circumstance or event which constitutes Good Reason occurs at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control of the Company or is otherwise in connection with or in anticipation of a Change in Control of the Company

Award Agreement
January 1, 2004

(whether or not a Change in Control ever occurs). For purposes of this Section 1.3, the term “Rank #1 Cash Amount” means (a) the number of shares of Common Stock that will be issued to you under the Performance Award if the Company’s total shareholder return for the Performance Period is ranked in the 95th percentile, multiplied by (b) the last per share sale price of the Common Stock, as reported in the New York Stock Exchange Composite Transactions, on the date of grant of the Performance Award.

(ii)	Employment Not Terminated Before a Change in Control on or Before December 31, 2006. If a Change in Control of the Company occurs on or before December 31, 2006, and your employment with the Company Group does not terminate before the date the Change in Control of the Company occurs, then the Company will pay to you on or before ten (10) business days after the date the Change in Control of the Company occurs an amount equal to the Rank #1 Cash Amount, and thereafter the Company will have no further obligations to you pursuant to your Performance Award Agreement.

1.4	Divestiture of Business Unit. Notwithstanding any other provision of the Performance Award Agreement or these Terms and Conditions to the contrary, if you are a member of the Company’s Strategy and Policy Council on the date the Company Group divests its ownership of a business unit of the Company or one or more subsidiaries (a “Unit”) and your employment with the Company Group terminates in connection with such divestiture (other than for Cause or death or due to your becoming permanently disabled within the meaning of Section 1.5), the Company will pay you an amount equal to the product of (1) and (2) where (1) is the amount of the Performance Award you would have received under your Performance Award Agreement if your employment with the Company Group had not been terminated before the end of the Performance Period and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date your employment with the Company Group terminates and the denominator of which is the number of days in the Performance Period. After your employment with the Company Group terminates, all determinations regarding the amount payable under this Section 1.4, including the time at which such amount, if any, will be paid, will continue to be determined under the Plan, the Performance Award Agreement and these Terms and Conditions. A “Divestiture” includes the disposition of a Unit to an entity that the Company does not consolidate in its financial statements, whether the disposition is structured as a sale or transfer of stock, a merger, a consolidation or a sale or transfer of assets, or a combination thereof, provided that a “Divestiture” shall not include a disposition that constitutes a Change in Control.

1.5	Disability. Notwithstanding any other provision of the Performance Award Agreement or these Terms and Conditions to the contrary, if you become permanently disabled while in the active employ of one or more members of the Company Group, the Company will pay you an amount equal to the product of (1) and (2) where (1) is the amount of the Performance Award you would have received under your Performance Award Agreement if you had not become permanently disabled before the end of the Performance Period and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date you became permanently disabled and the denominator of which is the number of days in the Performance Period. After you become permanently disabled, all determinations regarding the amount payable

Award Agreement
January 1, 2004

under this Section 1.5, including the time at which such amount, if any, will be paid, will continue to be determined under the Plan, the Performance Award Agreement and these Terms and Conditions. For purposes of this Section 1.5, you will be “permanently disabled” if you qualify for long-term disability benefits under a long-term disability program sponsored by the Company.

1.6	Death. Notwithstanding any other provision of the Performance Award Agreement or these Terms and Conditions to the contrary, if you die while in the active employ of one or more members of the Company Group, the Company will pay you an amount equal to the product of (1) and (2) where (1) is the amount of the Performance Award you would have received under your Performance Award Agreement if you had not died before the end of the Performance Period and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date of your death and the denominator of which is the number of days in the Performance Period. After your death, all determinations regarding the amount payable under this Section 1.6, including the time at which such amount, if any, will be paid, will continue to be determined under the Plan, the Performance Award Agreement and these Terms and Conditions.

2.	PROHIBITED ACTIVITY. Notwithstanding any other provision of these Terms and Conditions or the Performance Award Agreement, if you engage in a “Prohibited Activity,” as described below, while employed by one or more members of the Company Group or within two years after the date your employment with the Company Group terminates, then your right to receive Common Stock, to the extent still outstanding at that time, shall immediately thereupon be completely forfeited. If the Committee receives an allegation that you have engaged in a Prohibited Activity, the Committee, in its discretion, may extend the date by which the Company will issue Common Stock under this Agreement for up to two months to allow the Committee and its representatives to investigate the allegations. If the Committee determines that you did not engage in a Prohibited Activity, the Committee will instruct the Company to immediately issue the Common Stock to be issued under the Performance Award. A “Prohibited Activity” shall be deemed to have occurred, as determined by the Committee in its sole and absolute discretion, if Grantee:

(i)	divulges any non-public, confidential or proprietary information of the Company or of its past, present or future affiliates (collectively, the “Baker Hughes Group”), but excluding information that (a) becomes generally available to the public other than as a result of Grantee’s public use, disclosure, or fault, or (b) becomes available to Grantee on a non-confidential basis after Grantee’s employment termination date from a source other than a member of the Baker Hughes Group prior to the public use or disclosure by Grantee, provided that such source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation; or

(ii)	directly or indirectly, consults or becomes affiliated with, conducts, participates or engages in, or becomes employed by, any business that is competitive with the business of any member of the Baker Hughes Group, wherever from time to time conducted throughout the world, including situations where Grantee solicits or participates in or assists in any way in the solicitation or

Award Agreement
January 1, 2004

recruitment, directly or indirectly, of any employees of any member of the Baker Hughes Group.

3.	TAX WITHHOLDING. To the extent the receipt of Common Stock or other payments pursuant to the Performance Award results in taxable income to you, the Company is authorized to withhold from any remuneration payable to you any tax required to be withheld by reason of such taxable income, including (without limitation) shares of the Common Stock sufficient to satisfy the withholding obligation based on the last per share sales price of the Common Stock for the trading day immediately preceding the date that the withholding obligation arises, as reported in the New York Stock Exchange Composite Transactions.

4.	NONTRANSFERABILITY. The Performance Award is not transferable by you otherwise than by will or by the laws of descent and distribution.

5.	LIMIT OF LIABILITY. Under no circumstances will the Company be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s role as Plan sponsor.

6.	MISCELLANEOUS. The Performance Award is granted pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. In the event of a conflict between these Terms and Conditions and the Plan provisions, the Plan provisions will control. The term “you” and “your” referred to the Grantee named in the Performance Award Agreement. Capitalized terms that are not defined herein shall have the meaning ascribed to such terms in the Plan or the Performance Award Agreement.

Award Agreement
January 1, 2004